                                                                    EXHIBIT 99.2

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+ THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT + + UNDER THE SECURITIES ACT OF 1933, AND IS SUBJECT TO COMPLETION OR AMENDMENT. +
+                                                                              +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1997

        PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER   , 1997

                                  $400,000,000

                                  [LOGO]

                     $         % Senior Notes Due 2007

                      $         % Debentures Due 2027

Interest payable May   and November  _________________________Due    and

                                   --------

The   %  Senior Notes Due  2007 (the "2007 Notes")  and the   %  Debentures Due
 2027 (the "2027 Debentures") (collectively, the "Notes") offered hereby (the "Debt Offering") are being issued by Hearst-Argyle Television, Inc., a
  Delaware corporation (the "Company"). The 2007 Notes and the 2027 Debentures will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months)  at the applicable Treasury  Yield
     (as defined below) plus    basis points in the case of the 2007 Notes
      and    basis points in the case of the 2027 Debentures, plus in each case accrued interest to the date of redemption. See "Description of Notes--Optional Redemption."

The Notes  will be represented by  one or more Global Securities  registered in the name of the nominee of The Depository Trust Company (the "Depositary"). Except as described herein and in the accompanying Prospectus, Notes in definitive form will  not be issued. See  "Description of Notes--Book-Entry
  System"   in  this   Prospectus   Supplement  and   "Description  of   Debt
   Securities--Global   Securities"   in    the   accompanying   Prospectus.
   Concurrently   with  the   Debt   Offering,  the   Company  and   certain
    stockholders  of the  Company  are  offering to  sell  an aggregate  of
     6,791,705 shares (assuming the Underwriters' over-allotment is not exercised) of Series A Common Stock, par value $.01 per share, by a
      separate  prospectus  supplement  (the  "Common  Stock   Offering").
      Neither the Debt Offering nor the Common Stock Offering is conditioned upon the completion of the other.

 THESE SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE SECURITIES
  ANDEXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES   COMMISSION  NOR  HAS
   THESECURITIES   AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
     COMMISSIONPASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  UNDERWRITING
                                                       PRICE TO   DISCOUNTS AND    PROCEEDS TO
                                                      PUBLIC (1) COMMISSIONS (2) COMPANY (1) (3)
                                                      ---------- --------------- ---------------
Per 2007 Note......................................          %             %               %
  Total..........................................       $             $               $
Per 2027 Debenture.................................          %             %               %
  Total..........................................       $             $               $

-----

(1)Plus accrued interest, if any, from November   , 1997.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $600,000.

  The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the
Notes, in book-entry form, will be made on or about November   , 1997 through
the facilities of the Depositary against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON                                J.P. MORGAN & CO.

                            MERRILL LYNCH & CO.

                 Prospectus Supplement dated      , 1997.

                              [ART APPEARS HERE]


--------

(1) WWWB-TV and WPBF-TV are managed by the Company under a management agreement with Hearst. In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Missouri LMA (as defined below) with KCWB.

(2) Hearst has a Program Services and Time Brokerage Agreement (the "Missouri LMA") with KCWB-TV, Inc., the permittee of KCWB.
(3) WNAC-TV's (Providence, RI) broadcast signal overlaps with WCVB-TV's (Boston, MA) broadcast signal, and WDTN-TV's (Dayton, OH) broadcast signal overlaps with WLWT-TV's (Cincinnati, OH) broadcast signal. Under FCC rules, a single entity cannot own stations with overlapping signals. The Company will divest WNAC and WDTN, and the Company has entered into a letter of intent to divest WNAC.

(4) Subject to a Joint Marketing and Programming Agreement with Clear Channel Communications, Inc.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

  General. The Company owns or manages 15 network-affiliated television stations reaching approximately 11.5% of U.S. Television households. The Company is the largest, "pure-play" publicly owned television broadcast group in the U.S., and is the third-largest, non-network owned television group in terms of audience delivered.

  The Hearst Transaction. The Company was formed in 1994 as a Delaware corporation under the name Argyle Television, Inc. ("Argyle"), and its business operations began in January 1995 with the consummation of its acquisition of three television stations. The Company is the successor to the combined operations of Argyle and the television broadcast group of The Hearst Corporation ("Hearst") pursuant to a merger transaction that was consummated on August 29, 1997 (the "Hearst Transaction"). In that transaction, Hearst contributed its television broadcast group and related broadcast operations (the "Hearst Broadcast Group") to Argyle and merged a wholly-owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed "Hearst-Argyle Television, Inc."). As a result of the Hearst Transaction, Hearst currently owns approximately 38.6 million shares of the Company's Series B Common Stock, comprising approximately 82% of the total outstanding common stock of the Company. In connection with the Hearst Transaction and related transactions, Hearst may receive up to an additional
2.7 million shares of Series B Common Stock (the "Adjustment Shares"), which would result in Hearst's ownership of approximately 83% of the Company's total outstanding common stock. Upon consummation of the Common Stock Offering, Hearst will own approximately 73% (and up to approximately 74% after giving effect to the issuance of the Adjustment Shares) of the Company's common stock (in each case assuming the Underwriters' over-allotment option is not exercised). Through its ownership of the Company's Series B Common Stock, Hearst has the right to elect nine of the 11 members of the Company's Board of Directors.

  The Hearst Corporation. Hearst, one of the nation's largest privately-held companies, is a diversified communications company engaged in a broad range of publishing, broadcasting, cable television networks and other communications activities. Hearst publishes 14 monthly consumer magazines that include Cosmopolitan, Harper's Bazaar, Town & Country, Red Book, Good Housekeeping, Country Living, Esquire and Popular Mechanics, among others. Hearst's 12 daily and seven weekly newspapers include The Houston Chronicle, The San Francisco Examiner, The Seattle Post-Intelligencer, The San Antonio Express-News and The Albany Times Union. Hearst was a founding partner in Lifetime, A&E and The History Channel cable networks. Hearst and The Walt Disney Company, through ABC, Inc., wholly own the Lifetime network as equal partners, and are equal partners in the A&E network, in which NBC owns a 25% interest. Hearst also owns 20% of ESPN, which includes ESPN2 and ESPNews. Hearst's book publishing businesses include William Morrow and Avon Books, and its entertainment activities include the production of made-for-television movies and television series, as well as the syndication and licensing of cartoon characters and features.

  The Stations. The Company owns 12 television stations, eight of which are in the top 50 of the 211 generally recognized geographic designated market areas ("DMAs") according to A.C. Nielsen Co. ("Nielsen"). In addition, the Company manages two television stations and two radio stations that are owned by
Hearst: WWWB-TV in Tampa, Florida, WPBF-TV in West Palm Beach, Florida and WBAL(AM) and WIYY(FM) in Baltimore, Maryland. The Company also provides management services to Hearst in order to allow Hearst to fulfill its obligations under a program services and time brokerage agreement between Hearst and the permittee of KCWB-TV in Kansas City, Missouri (the "Missouri LMA"). For the year ended December 31, 1996, on a pro forma basis after giving effect to the consummation of the Hearst Transaction, the Company's total revenues and broadcast cash flow were $370.2 million and $160.0 million, respectively, of which approximately 28% and 26%, respectively, were attributable to WCVB-TV in Boston, Massachusetts, the nation's 6th largest DMA
 .

  Under the order of the Federal Communications Commission (the "FCC") approving the Hearst Transaction, because of signal overlaps the Company must divest two of its television stations (WNAC-TV in Providence, Rhode Island, and WDTN-TV in Dayton, Ohio) and file by February 28, 1998 an application with the FCC for the transfer of ownership of such stations. A letter of intent has been signed for the divestiture of WNAC, and the Company is negotiating with a third party for the divestiture of WDTN. The Company is seeking to complete these divestitures through a tax-deferred exchange of such stations for one or more television stations of a third party, although there can be no assurance that the Company will be able to accomplish such exchange on a fully tax-deferred basis, if at all.

  The following table sets forth certain information for each of the Company's owned and managed television stations:

                                                                  PERCENTAGE OF
                           MARKET              NETWORK           U.S. TELEVISION
          MARKET           RANK(1)  STATION  AFFILIATION CHANNEL  HOUSEHOLDS(2)
          ------           ------  --------- ----------- ------- ---------------
 *Boston, MA.............     6      WCVB        ABC          5        2.22%
 *Tampa, FL(3)...........    15      WWWB        WB          32        1.47%
 *Pittsburgh, PA.........    19      WTAE        ABC          4        1.16%
 *Baltimore, MD..........    23      WBAL        NBC         11        1.01%
 Cincinnati, OH..........    30      WLWT        NBC          5        0.81%
 *Kansas City, MO........    31      KMBC        ABC          9        0.81%
 *Kansas City, MO(3).....    31      KCWB        WB          29         ***
 *Milwaukee, WI..........    32      WISN        ABC         12        0.81%
 *West Palm Beach, FL(3).    43      WPBF        ABC         25        0.61%
 Oklahoma City, OK.......    44      KOCO        ABC          5        0.61%
 Providence, RI(4).......    49      WNAC        FOX         64        0.57%
 *Dayton, OH(4)..........    53      WDTN        ABC          2        0.52%
 Honolulu, HI............    71      KITV        ABC          4        0.39%
 Jackson, MS.............    90      WAPT        ABC         16        0.30%
 Fort
  Smith/Fayetteville,
  AR.....................   116    KHBS/KHOG   ABC/ABC    40/29        0.22%
                                                                      -----
     Total...............                                             11.51%
                                                                      =====

--------
*Denotes a station owned or operated by the Company as a consequence of the Hearst Transaction.

(1) Market rank is based on the relative size of the DMA among the 211 generally recognized DMAs in the U.S., based on Nielsen estimates for the 1997-98 season.
(2) Based on Nielsen estimates for the 1997-98 season.
(3) WWWB-TV and WPBF-TV are managed by the Company under a management agreement with Hearst. In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Missouri LMA with KCWB.

(4) WNAC-TV's (Providence, RI) broadcast signal overlaps with WCVB-TV's (Boston, MA) broadcast signal, and WDTN-TV's (Dayton, OH) broadcast signal overlaps with WLWT-TV's (Cincinnati, OH) broadcast signal. Under FCC rules, a single entity cannot own stations with overlapping signals. The Company will divest WNAC and WDTN, and has entered into a letter of intent to divest WNAC.

(5) Subject to a Joint Marketing and Programming Agreement with Clear Channel Communications, Inc.

  The Company has an option to acquire WWWB-TV and Hearst's interests and option with respect to KCWB-TV (together with WWWB-TV, the "Option Properties"), as well as a right of first refusal until approximately August 2000 with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property commences in February 1999 and terminates in August 2000 and the purchase price is the fair market value of the station as determined by the parties, or an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option period, the Company will have a right of first refusal to acquire such Option Property. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the third-party appraisal.

  Business Strategy. The Company's strategic objective is to maintain and build on its position as the largest, "pure-play" publicly owned television broadcast group in the United States. To facilitate this strategy, the Company focuses on the following key areas:

  . Size and Market Presence. The Company's newly-expanded station group provides the Company with the critical mass necessary to remain competitive with other station group owners. The Company intends to take advantage of the benefits of scale to obtain attractive programming pricing and terms, strengthen relationships with networks and national advertising sales representatives, attract and retain talent and obtain timely performance and satisfactory service from equipment suppliers.

  . Growth. As a consequence of the consolidation of ownership occurring in the television broadcast industry, the Company believes continued growth is necessary in order to achieve its strategic objective. The Company intends to generate growth both internally through continuous improvement of existing operations, as well as externally through acquisitions of television station groups and individual stations. The Company intends to finance such acquisitions through a combination of debt and equity in a manner that will permit continued growth in the Company's business and provide flexibility in its capital structure. In combination with such financing, the Company will seek to complete acquisitions at price levels that will increase after-tax cash flow per share.

  . Geographic and Network Diversity. Ten of the Company's existing stations are affiliated with ABC, two with NBC, two with the WB Network and one with Fox. The stations are located in several distinct regions of the United States, mitigating any potential adverse effect on the Company of any regional economic fluctuations. In pursuing external growth opportunities, the Company intends to focus on network-affiliated television stations in the top 100 markets, with a view to enhancing the geographic and network diversity of its stations.

  . Strong News and Local Station Identities. The Company positions each of its stations within the station's market to create and enhance a local "brand" with which viewers and advertisers can identify, thereby seeking to build the franchise value of the station and attain the number one or strong number two position in the market in terms of audience delivery, revenue share and profitability. The Company considers strong news and local events programming to be critical in station branding.

  . Cost Control. The Company closely monitors costs and implements cost controls at each station it operates in a manner consistent with building each station's market position. The Company also intends to capitalize on its newly-expanded station group to generate cost savings through the group acquisition of programming, equipment and services.

  Principal Offices. The principal executive offices of the Company are located at 888 Seventh Avenue, New York, New York 10106; its telephone number is 212-649-2300.

                              RECENT DEVELOPMENTS

  Concurrent Common Stock Offering. Concurrently with the Debt Offering, the Company and certain stockholders of the Company (the "Selling Stockholders") are offering to sell an aggregate of 6,791,705 shares (assuming the Underwriters' over-allotment option is not exercised) of Series A Common Stock, par value $.01 per share, by a separate prospectus supplement. Of the shares of Series A Common Stock being offered, 6,000,000 shares are being offered by the Company and 791,705 are being offered by the Selling Stockholders. The Series A Common Stock is traded on the Nasdaq National Market under the symbol "HATV." The sale of the Notes pursuant to this Prospectus Supplement is not contingent on the completion of the Common Stock Offering. See "Use of Proceeds."

  Recent Financial Results. The information set forth below is based on preliminary, unaudited data prepared by the Company and is subject to adjustments and the completion by the Company of its financial statements with respect to the quarter ended September 30, 1997. There can be no assurance that actual results, when finalized, will not vary from the financial data set forth below. The following financial data gives effect to the Hearst Transaction as if it occurred at the beginning of the periods presented.

  For the nine months ended September 30, 1997, total revenues on a pro forma basis are estimated to have increased by approximately $7.4 million, or 2.8%, to approximately $274.9 million from $267.5 million for the comparable period ended September 30, 1996. Broadcast cash flow (station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments) on a pro forma basis for the nine months ended September 30, 1997 is estimated to have increased by approximately $12.4 million, or 11.5%, to approximately $120.2 million from $107.8 million for the comparable period ended September 30, 1996. For the three months ended September 30, 1997, total revenues on a pro forma basis are estimated to have increased by approximately $3.7 million, or 4.3%, to approximately $89.6 million from $85.9 million for the comparable period ended September 30, 1996. Broadcast cash flow on a pro forma basis for the three months ended September 30, 1997 is estimated to have increased by approximately $4.9 million, or 15.2%, to $37.1 million from $32.2 million for the comparable period ended September 30, 1996. The Company is currently reviewing whether or not the Hearst Transaction will result in a one-time restructuring charge to the Company, which could amount to approximately $10.0 million.

                                USE OF PROCEEDS

  The net proceeds from the Debt Offering are estimated to be approximately $396 million after giving effect to underwriting discounts and commissions and expenses payable by the Company. Concurrently with the Debt Offering, the Company is conducting the Common Stock Offering (together with the Debt Offering, the "Offerings"), the net proceeds to the Company of which are estimated to be approximately $172 million ($200 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $30.125 per share (the closing price of the Series A Common Stock on the Nasdaq National Market on October 15, 1997) and after giving effect to underwriting discounts and commissions and expenses payable by the Company. The Company will not receive any of the net proceeds from the sale of Series A Common Stock by the Selling Stockholders in the Common Stock Offering. The Company expects to utilize the net proceeds from the Offerings to repay outstanding indebtedness as follows:

                               APPROXIMATE
                                  DOLLAR                     PERCENTAGE
   INDEBTEDNESS                   AMOUNT                   OF NET PROCEEDS
   ------------                ------------                ---------------
   Credit Facility............ $398 million(/1/)(/2/)(/3/)      70.1%(/1/)(/2/)
   Subordinated Notes.........  170 million(/2/)                29.9%(/2/)
                               ------------                    ------
     Total.................... $568 million                    100.0%
                               ============                    ======

--------

(1) If only the Debt Offering is completed, the approximate dollar amount of indebtedness the Company expects to repay under the Credit Facility will be $396 million, or 100% of the net proceeds.

(2) All of the net proceeds initially will be used to repay a portion of outstanding indebtedness under the Credit Facility. After such repayment, the Company may make additional borrowings under the Credit Facility to redeem all or a portion of the Subordinated Notes. The amount indicated assumes that no Subordinated Notes will be repurchased in the Change of Control Offer described below and that all of the Subordinated Notes will be repurchased. See "--Subordinated Notes." Morgan Guaranty Trust Company, an affiliate of J.P. Morgan Securities Inc., is an agent and a lender under the Company's Credit Facility and is expected to receive approximately $57.7 million of repayment under the Credit Facility from the net proceeds of the Offerings. See "Underwriting."

(3) Assumes that the $275 million principal amount of private placement debt that was assumed by the Company as part of the Hearst Transaction (the "Private Placement Debt") and related make-whole premium of approximately $16 million will have been refinanced using borrowings under the Credit Facility. The Company expects to refinance the Private Placement Debt on or about October 31, 1997.

  Credit Facility. Upon consummation of the Hearst Transaction, the Company entered into a $1 billion credit facility with the Chase Manhattan Bank, which matures on December 31, 2004 (the "Credit Facility"). At October 15, 1997, outstanding indebtedness under the Credit Facility was approximately $140 million as a result of borrowings made to (i) finance the cash consideration of approximately $100 million payable in connection with the Hearst Transaction; (ii) refinance the Company's previous credit facility of approximately $40 million, net of repayments; and, (iii) pay certain fees and expenses associated with the Hearst Transaction. Such borrowings bear interest at an applicable margin that varies based on the Company's ratio of total debt to operating cash flow, plus, at the Company's option, LIBOR or an alternate base rate (such interest being approximately 6% at October 15, 1997). The Company expects to use the net proceeds from the Offerings to repay a portion of borrowings under the Credit Facility.

  Subordinated Notes. The Company currently has outstanding $150 million principal amount of senior subordinated notes, which it issued in October 1995 (the "Subordinated Notes"). The Subordinated Notes are due in 2005 and bear interest at 9 3/4% payable semiannually. Under the indenture governing the Subordinated Notes, the consummation of the Hearst Transaction constituted a "change of control" of Argyle, which required the Company to commence an offer to repurchase the Subordinated Notes for cash at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). This Change of Control Offer expires on October 27, 1997. Within 180 days after the completion of the Change in Control Offer, the Company is permitted under the indenture governing the Subordinated Notes to redeem Subordinated Notes that are not repurchased in the Change of Control Offer. After using the net proceeds from the Offerings initially to repay a portion of outstanding indebtedness under the Credit Facility, the Company may make additional borrowings under the Credit Facility in such requisite amounts to repurchase all or a portion of the Subordinated Notes and to pay any applicable redemption premium and accrued and unpaid interest.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997, (i) on a pro forma basis giving effect to the Hearst Transaction;
(ii) on a pro forma basis as adjusted to give effect to the consummation of the Debt Offering and the application of the net proceeds therefrom as discussed under "Use of Proceeds;" and, (iii) on a pro forma basis as adjusted to give effect to the consummation of the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with and is qualified by reference to the selected historical and pro forma financial data contained in this Prospectus Supplement and the unaudited pro forma combined condensed financial statements and notes thereto included in documents incorporated by reference in the accompanying Prospectus.

                                           JUNE 30, 1997
                         --------------------------------------------------
                                               PRO FORMA AS
                               PRO FORMA       ADJUSTED FOR   PRO FORMA AS
                                HEARST             DEBT       ADJUSTED FOR
                         TRANSACTION(/1/)(/2/) OFFERING(/3/) OFFERINGS(/4/)
                         --------------------- ------------- --------------
                                       (DOLLARS IN THOUSANDS)
Long-term debt:
Notes...................       --                $400,000       $400,000
Credit Facility(/2/)....       $454,000           228,000         56,000
Subordinated Notes......        150,000               --             --
                               --------          --------       --------
  Total long-term debt..       $604,000          $628,000       $456,000
                               ========          ========       ========
Shareholders' equity:
 Preferred Stock, $.01
  par value; 1,000,000
  shares authorized:
  Series A preferred
   stock, 10,938 shares
   issued and
   outstanding..........              1                 1              1
  Series B preferred
   stock, 10,938 shares
   issued and
   outstanding..........              1                 1              1
 Series A common stock,
  $.01 par value;
  100,000,000 shares
  authorized; 8,277,054
  shares issued and
  outstanding prior to
  Common Stock Offering;
  14,277,054 shares to
  be issued and
  outstanding after
  Common Stock
  Offering(/5/).........             82                82            142
 Series B common stock,
  $.01 par value;
  100,000,000 shares
  authorized; 39,611,002
  shares issued and
  outstanding(/6/)......            396               396            396
 Additional paid-in
  capital...............        183,531           183,531        355,471
 Retained earnings
  (deficit).............        (17,672)          (17,672)       (17,672)
                               --------          --------       --------
  Total shareholders'
   equity...............        166,339           166,339        338,339
                               --------          --------       --------
  Total capitalization..       $770,339          $794,339       $794,339
                               ========          ========       ========

--------

(1) The pro forma information gives effect to the Hearst Transaction, does not give effect to the divestiture of WDTN and WNAC and does not give effect to the issuance of 1.7 million of the total 2.7 million Adjustment Shares. For a description of pro forma adjustments, see the Company's unaudited pro forma combined condensed financial statements incorporated by reference in the accompanying Prospectus.

(2) Assumes that the Private Placement Debt assumed by the Company in the Hearst Transaction and related make-whole premium will have been refinanced from the proceeds of additional borrowings under the Credit Facility.

(3) The pro forma, as adjusted for the Debt Offering, information gives effect to (i) the Hearst Transaction; (ii) the Debt Offering; and, (iii) the application of the net proceeds from the Debt Offering. See "Use of Proceeds."

(4) The pro forma, as adjusted for the Offerings, information gives effect to
    (i) the Hearst Transaction; (ii) the Common Stock Offering (assuming the Underwriters' over-allotment option is not exercised), assuming a public offering price of $30.125 per share; (iii) the Debt Offering; and, (iv) the application of the net proceeds from the Offerings. See "Use of Proceeds."


(5) Excludes 1,794,125 shares of Series A Common Stock issuable upon exercise of stock options. Options for 216,125 shares of Series A Common Stock are currently exercisable.

(6) Includes 1.0 million shares of the total 2.7 million Adjustment Shares to be issued to Hearst in connection with the working capital adjustments and pension-related matters associated with the Hearst Transaction.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

  The selected unaudited pro forma financial data for the year ended December 31, 1996 have been derived from the unaudited pro forma combined condensed financial statements of Argyle and the audited historical financial statements of the assets and properties of Hearst's six network-affiliated television broadcast stations and Hearst Broadcast Productions contributed by Hearst to Argyle prior to consummation of the Hearst Transaction (the "Hearst Broadcast Group"), in each case included in documents incorporated by reference in the accompanying Prospectus. The selected unaudited pro forma financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited pro forma combined condensed financial statements of Argyle and the unaudited historical financial statements of the Hearst Broadcast Group, in each case included in documents incorporated by reference in the accompanying Prospectus. The following data should be read in conjunction with the Company's consolidated financial statements and related notes thereto included in Argyle's Annual Report on Form 10-K for the year ended December 31, 1996, Argyle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, and June 30, 1997, Argyle's Current Report on Form 8-K dated January 31, 1997, filed on February 14, 1997, as amended by Current Report on Form 8-K/A dated January 31, 1997, filed on April 15, 1997, Argyle's Proxy Statement/Prospectus filed on July 31, 1997, the Company's Form 8-K/A filed on September 4, 1997, the Company's Current Report on Form 8-K dated August 29, 1997, filed on September 15, 1997, as amended by Current Report on Form 8-K/A dated August 29, 1997, filed on September 26, 1997 and, the Company's Current Report on Form 8-K dated August 29, 1997, filed on October 16, 1997, each of which is incorporated by reference in the accompanying Prospectus.

                      HEARST-ARGYLE TELEVISION, INC.

                SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                HEARST-ARGYLE PRO FORMA(A)
                                              --------------------------------
                                               YEAR ENDED   SIX MONTHS ENDED
                                              DECEMBER 31,      JUNE 30,
                                              ------------ -------------------
                                                1996(A)    1996(A)    1997(A)
                                              ------------ --------  ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues...............................   $370,249   $181,571  $ 185,332
Station operating expenses...................    161,103     79,990     80,947
Amortization of program rights...............     45,522     23,765     21,187
Depreciation and amortization................     31,848     16,119     15,725
                                                --------   --------  ---------
Station operating income.....................    131,776     61,697     67,473
Corporate expenses...........................     11,000      5,500      5,500
                                                --------   --------  ---------
Operating income.............................    120,776     56,197     61,973
Interest expense, net........................     44,650     22,325     22,325
                                                --------   --------  ---------
Income from continuing operations before
 income taxes................................     76,126     33,872     39,648
Income taxes.................................     33,027     14,799     17,162
                                                --------   --------  ---------
Income from continuing operations............     43,099     19,073     22,486
Less preferred stock dividends...............     (1,422)      (712)      (712)
                                                --------   --------  ---------
Earnings applicable to common stock..........   $ 41,677   $ 18,361  $  21,774
                                                ========   ========  =========
Earnings per common share....................   $   0.87   $   0.38  $    0.45
                                                ========   ========  =========
Number of shares used in per share
 calculation(b)..............................     47,888     47,888     47,888
OTHER DATA:
Broadcast cash flow, as defined(c)...........   $159,952   $ 75,576  $  83,062
Broadcast cash flow margin(d)................       43.2%      41.6%      44.8%
Operating cash flow, as defined(e)...........   $148,952   $ 70,076  $  77,562
Operating cash flow margin(f)................       40.2%      38.6%      41.8%
After tax cash flow (g)......................   $ 74,947   $ 35,192  $  38,211
Program payments(h)..........................     49,194     26,005     21,323
                                                                     PRO FORMA
                                                                       AS OF
                                                                     JUNE 30,
BALANCE SHEET DATA:                                                    1997
                                                                     ---------
Cash and cash equivalents..........................................  $   7,210
Total assets.......................................................    910,522
Total debt.........................................................    604,000
Stockholders' equity...............................................    166,339

                     See notes on the following page.

   NOTES TO SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF HEARST-ARGYLE

                          (DOLLARS IN THOUSANDS)

(a) Includes the unaudited pro forma combined results of operations of Argyle and the historical results of operations of the Hearst Broadcast Group on a combined pro forma basis as if the Hearst Transaction had occurred at the beginning of the periods presented. The data does not include the required divestiture of WNAC and WDTN. See the Company's unaudited pro forma combined condensed financial statements incorporated by reference in the accompanying Prospectus.

(b) Excludes any effect of preferred stock conversion and the effect of any Company options.

(c) Broadcast cash flow is defined as station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. Pro forma broadcast cash flow would be $162,452 for the year ended December 31, 1996 and $77,076 for the six months ended June 30, 1996 using normalized program payments for each respective period. (See note (h) below.) Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(d) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(e) Operating cash flow is defined as operating income, plus depreciation and amortization, and amortization of program rights, minus program payments and adjusted for any non-cash compensation expense. Pro forma operating cash flow would be $151,452 for the year ended December 31, 1996 and $71,576 for the six months ended June 30, 1996 using normalized program payments for each respective period. (See note (h) below.) Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(f) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

(g) After tax cash flow is defined as net income plus depreciation and amortization. After tax cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(h) Program payments for the year ended December 31, 1996 and the six months ended June 30, 1996 include $2.5 million and $1.5 million, respectively, of the last year of Hearst Broadcast Group scheduled program payments for a program that was replaced during the end of 1995. Without these amounts, program payments are normalized period to period.

                       SELECTED FINANCIAL DATA OF ARGYLE

  The historical financial data for the years ended December 31, 1992, 1993 and 1994 have been derived from the audited combined financial statements consisting of Northstar Television of Grand Rapids Inc., Northstar Television of Jackson, Inc. and Northstar Television of Providence, Inc., collectively the "Northstar Stations," the accounting predecessor to Argyle, included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the years ended December 31, 1995 and 1996 have been derived from the audited consolidated financial statements of Argyle included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the six months ended June 30, 1996 and 1997 have been derived from the unaudited condensed consolidated financial statements of Argyle, included in documents incorporated by reference in the accompanying Prospectus. The pro forma consolidated financial data for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 have been prepared as if the acquisition of KHBS and KHOG (the "Arkansas Stations"), acquired effective June 1, 1996; the Company's Joint Marketing and Programming Agreement with Clear Channel Communications, Inc. relating to WNAC (the "Clear Channel Venture"), which occurred effective July 1, 1996; and the exchange of two television stations owned by the Company with two television stations owned by Gannett, Inc. (the "Gannett Swap"), which occurred effective January 31, 1997, had been completed at the beginning of the periods presented. Such pro forma data is not necessarily indicative of the actual results that would have occurred or of results that may occur.

  The historical financial data for the six months ended June 30, 1996 and 1997 are unaudited but, in the opinion of the Company's management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the six month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results for a full year.

                       SELECTED FINANCIAL DATA OF ARGYLE


                                      YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                        ---------------------------------------------------------  ------------------------------------
                                                                         ARGYLE                            ARGYLE
                         PREDECESSOR HISTORICAL     ARGYLE HISTORICAL   PRO FORMA  ARGYLE HISTORICAL      PRO FORMA
                        --------------------------  ------------------  ---------  ------------------  ----------------
                          1992     1993     1994    1995(A)   1996(B)    1996(C)   1996(B)   1997(D)   1996(C)  1997(C)
                        --------  -------  -------  --------  --------  ---------  --------  --------  -------  -------
STATEMENT OF                 (IN THOUSANDS)                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
Total revenues........  $ 27,103  $28,440  $34,538  $ 46,944  $ 73,294  $ 84,243   $ 34,057  $ 39,765  $41,049  $40,740
Station operating
 expenses.............    13,209   14,295   16,430    23,603    37,639    41,772     18,372    21,367   22,497   21,641
Write-down of
 intangible assets ...    25,500       --       --        --        --        --         --        --       --       --
Amortization of
 program rights.......     4,670    3,876    3,600     3,961     4,725     5,225      2,571     2,119    2,289    2,135
Depreciation and
 amortization.........     3,511    2,884    3,126    12,294    23,965    26,075     10,724    12,760   12,378   12,898
                        --------  -------  -------  --------  --------  --------   --------  --------  -------  -------
Station operating
 income (loss)........   (19,787)   7,385   11,382     7,086     6,965    11,171      2,390     3,519    3,885    4,066
Corporate expenses....       786    1,174    1,103     2,324     4,285     4,285      1,867     1,904    1,867    1,904
Non-cash compensation
 expense..............        --       --       --       675       675       675        337       503      337      504
                        --------  -------  -------  --------  --------  --------   --------  --------  -------  -------
Operating income
 (loss)...............   (20,573)   6,211   10,279     4,087     2,005     6,211        186     1,112    1,681    1,658
Interest expense,
 net..................     7,849    5,885    4,745    12,052    16,566    18,119      7,304     9,407    8,376    9,407
                        --------  -------  -------  --------  --------  --------   --------  --------  -------  -------
Income (loss) from
 continuing operations
 before income taxes..   (28,422)     326    5,534    (7,965)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
Income taxes..........        --      301      170        --        --        --         --        --       --       --
                        --------  -------  -------  --------  --------  --------   --------  --------  -------  -------
Income (loss) from
 continuing
 operations...........   (28,422)      25    5,364    (7,965)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
Cumulative effect of a
 change in accounting
 principle (e)........        --     (213)      --        --        --        --         --        --       --       --
Extraordinary
 item(f)..............        --       --     (774)   (7,842)       --        --         --        --       --       --
                        --------  -------  -------  --------  --------  --------   --------  --------  -------  -------
Net income (loss) ....  $(28,422) $  (188) $ 4,590   (15,807)  (14,561)  (11,908)    (7,118)   (8,295)  (6,695)  (7,749)
                        ========  =======  =======
Less preferred stock
 dividends (g)........                                    --      (829)   (1,422)      (118)     (711)    (712)    (712)
                                                    --------  --------  --------   --------  --------  -------  -------
Loss applicable to
 common stock.........                              $(15,807) $(15,390) $(13,330)  $ (7,236) $ (9,006) $(7,407) $(8,461)
                                                    ========  ========  ========   ========  ========  =======  =======
Loss per common
 share................                              $  (1.25) $  (1.37) $  (1.17)  $  (0.65) $  (0.79) $ (0.65) $ (0.75)
Number of shares used
 in per share
 calculation..........                                 6,388    11,246    11,347     11,144    11,347   11,347   11,347
OTHER DATA:
Broadcast cash flow,
 as defined(h)........  $  9,577  $ 9,868  $14,223  $ 20,440  $ 31,889  $ 37,800   $ 13,776  $ 16,060  $16,458  $16,884
Broadcast cash flow
 margin(i)............      35.3%    34.7%    41.2%     43.5%     43.5%     44.8%      40.4%     40.4%    40.1%    41.4%
Operating cash flow,
 as defined(j)........  $  8,791  $ 8,694  $13,120  $ 18,116  $ 27,604  $ 33,515   $ 11,909  $ 14,156  $14,591  $14,980
Operating cash flow
 margin(k)............      32.4%    30.6%    38.0%     38.6%     37.7%     39.7%      35.0%     35.6%    35.5%    36.8%
Cash flow from (used
 in) operating
 activities...........  $  9,681  $ 9,734  $12,774  $  6,859  $  6,943       N/A   $   (260) $  1,601      N/A      N/A
Cash flow used in
 investing
 activities...........      (666)  (1,103)    (668) (237,501)  (28,745)      N/A    (10,450)  (27,179)     N/A      N/A
Cash flow from (used
 in) financing
 activities...........    (9,727)  (8,734) (10,887)  232,846    20,545       N/A     11,382    26,789      N/A      N/A
Capital expenditures..       669    1,136      701     3,767     6,633                3,590     4,091      N/A      N/A
Program payments .....     4,317    4,277    3,885     2,901     3,766  $  4,671      1,909     2,338  $ 2,094  $ 2,215
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash
 equivalents..........       196       93    1,313     2,206       949       736      2,878     2,160      N/A      N/A
Total assets..........    79,079   76,015   78,575   291,141   328,608   356,974    322,886   338,468      N/A      N/A
Total debt (including
 current portion).....    66,635   63,235   42,670   150,000   171,500   191,500    161,500   199,000      N/A      N/A
Stockholders' equity
 (deficit)(l).........    (3,078)  (3,440)  24,513   116,293   129,152   144,082    136,969   120,650      N/A      N/A

                        See notes on the following page.

                NOTES TO SELECTED FINANCIAL DATA OF ARGYLE

(a) Includes the results of operations of Argyle, the results of operations of the acquired WZZM (Grand Rapids, MI), WAPT (Jackson, MS) and WNAC (Providence, RI) for the full period, the results of operations of the acquired KITV (Honolulu, HI) from June 13, 1995 and the results of operations of the acquired WGRZ (Buffalo, NY) from December 5, 1995.

(b) Includes the results of operations of Argyle, the results of operations of the acquired Arkansas Stations from June 1, 1996 and the Clear Channel Venture from July 1, 1996.

(c) As to 1996, gives effect to the acquisition of the Arkansas Stations, the Clear Channel Venture and the Gannett Swap as if all such transactions had occurred at the beginning of 1996. As to 1997, gives effect to the Gannett Swap as if such had occurred at the beginning of 1997. The acquisitions have been accounted for using the purchase method of accounting.

(d) Includes the results of operations of Argyle and the effect on the Gannett Swap, which occurred effective January 31, 1997.

(e) Represents the cumulative effect of the adoption of SFAS No. 109, "Accounting for Income Taxes."

(f) Represents the write-offs of unamortized financing costs due to early extinguishment of bank debt.

(g) Dividends associated with preferred stock related to the acquisition of the Arkansas Stations.

(h) Broadcast cash flow is defined as station operating income (loss), plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(i) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(j) Operating cash flow is defined as operating income (loss), plus depreciation and amortization, write down of intangible assets and amortization of program rights, minus program payments, plus non-cash compensation expense. Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(k) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

(l) Argyle has not paid any dividends on its common stock since inception. (See note (g) above.)

             SELECTED FINANCIAL DATA OF THE HEARST BROADCAST GROUP

  The historical financial data for the six months ended June 30, 1996 and 1997 and for the years ended December 31, 1992 and 1993 have been derived from the unaudited combined financial statements of the Hearst Broadcast Group, included in documents incorporated by reference in the accompanying Prospectus. The historical financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited combined financial statements of the Hearst Broadcast Group, included in documents incorporated by reference in the accompanying Prospectus.

  The historical financial data for the years ended December 31, 1992 and 1993 and for the six months ended June 30, 1996 and 1997 are unaudited but, in the opinion of management of the Hearst Broadcast Group, have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the six month periods ended June 30, 1996 and 1997 are not necessarily indicative of the results for a full year.

                                                                           SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                     JUNE 30,
                         ------------------------------------------------  ------------------
                           1992      1993      1994      1995      1996      1996      1997
                         --------  --------  --------  --------  --------  --------  --------
                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $221,159  $224,067  $259,459  $279,340  $283,971  $139,616  $143,566
Station operating
 expenses...............  106,430   103,880   106,281   117,535   121,501    58,594    60,596
Amortization of program
 rights.................   36,768    37,087    40,266    38,619    40,297    21,476    19,052
Depreciation and
 amortization...........   26,107    26,008    23,071    22,134    16,971     8,584     8,190
                         --------  --------  --------  --------  --------  --------  --------
Station operating
 income.................   51,854    57,092    89,841   101,052   105,202    50,962    55,728
Corporate expenses......    5,657     5,924     8,007     7,857     7,658     3,965     4,467
                         --------  --------  --------  --------  --------  --------  --------
Operating income........   46,197    51,168    81,834    93,195    97,544    46,997    51,261
Interest expense, net...   22,510    22,773    22,678    22,218    21,235    12,823    12,485
                         --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........   23,687    28,395    59,156    70,977    76,309    34,174    38,776
Income taxes............   10,658    17,123    25,265    30,182    31,907    14,244    16,054
                         --------  --------  --------  --------  --------  --------  --------
Net income.............. $ 13,029  $ 11,272  $ 33,891  $ 40,795  $ 44,402  $ 19,930  $ 22,722
                         ========  ========  ========  ========  ========  ========  ========
OTHER DATA:
Broadcast cash flow, as
 defined(a)............. $ 82,077  $ 82,626  $113,999  $123,038  $117,947  $ 57,111  $ 63,862
Broadcast cash flow
 margin(b)..............     37.1%     36.9%     43.9%     44.0%     41.5%     40.9%     44.5%
Operating cash flow, as
 defined(c)............. $ 77,891  $ 79,147  $108,749  $117,087  $109,457  $ 50,637  $ 56,017
Operating cash flow
 margin(d)..............     35.2%     35.3%     41.9%     41.9%     38.5%     36.3%     39.0%
Cash flows from
 Operating Activities...      N/A       N/A  $ 44,460  $ 61,185  $ 65,802  $ 29,116  $ 22,122
Cash flows used in
 Investing Activities...      N/A       N/A    (8,430)   (8,621)   (7,764)   (3,185)   (1,683)
Cash flows used in
 Financing Activities...      N/A       N/A   (33,584)  (52,020)  (58,145)  (24,991)  (18,271)
Capital expenditures.... $  6,398  $  4,879     8,430     8,621     7,764     3,185     1,683
Program payments .......   32,652    37,561    39,179    38,767    44,523    23,911    19,108
BALANCE SHEET DATA:
Cash and cash
 equivalents............      N/A       N/A     2,446     2,990     2,882     3,930     5,050
Total assets............      N/A       N/A   387,984   385,406   366,956   355,990   349,836
Due to Parent Company
 and Affiliates.........      N/A       N/A   283,988   272,762   259,020   267,700   263,471

                       See notes on the following page.

      NOTES TO SELECTED FINANCIAL DATA OF THE HEARST BROADCAST GROUP

(a) Broadcast cash flow is defined as station operating income, plus depreciation and amortization, plus amortization of program rights, minus program payments. Broadcast cash flow does not present a measure of operating results and does not purport to represent cash provided by operating activities. Broadcast cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(b) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

(c) Operating cash flow is defined as operating income, plus depreciation and amortization, plus amortization of program rights, minus program payments, and adjusted for non-cash compensation expense. Operating cash flow is presented here not as a measure of operating results, but rather as a measure of debt service ability. Operating cash flow does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. This measure may not be comparable to similarly titled measures used by other companies.

(d) Operating cash flow margin is operating cash flow divided by total revenues, expressed as a percentage.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus under the caption "Description of Debt Securities," to which description reference is hereby made. The following summary is qualified in its entirety by reference to the Indenture referred to in the accompanying Prospectus.

GENERAL

  The 2007 Notes and the 2027 Debentures offered hereby each constitute a series of debt securities under the Indenture. The 2007 Notes will be limited
to $     aggregate principal amount and will mature on November   , 2007, and
the 2027 Debentures will be limited to $     aggregate principal amount and
will mature on November   , 2027.

  The Notes will bear interest from November   , 1997 at the rate shown in
their title, payable semi-annually (to holders of record at the close of
business on             or             immediately preceding the interest
payment date) on May     and November     of each year beginning November   ,
1998. Upon issuance, each series of Notes will be represented by one or more registered Global Securities that will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or its nominee. For so long as the Notes are registered in the name of the Depositary, or its nominee, the principal and interest due on the Notes will be payable by the Company or its agent to the Depositary for payment to its participants for subsequent disbursement to the beneficial owners. See "Book-Entry System" below and "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

  The Notes will be unsubordinated and unsecured obligations of the Company ranking pari passu with all existing and future unsubordinated and unsecured obligations of the Company. Claims of holders of Notes will be effectively subordinated to the claims of direct creditors (including the lenders under the Credit Facility) of the Company's subsidiaries. The Company had approximately $140 million of indebtedness outstanding under its Credit Facility as of September 30, 1997, and the Company's subsidiaries have guaranteed the Credit Facility. The two lead banks under the Credit Facility have indicated to the Company that they are willing to terminate the subsidiaries' guaranty and that the process of receiving the requisite consent for such termination from other banks participating in the Credit Facility should be completed as soon as practicable. If such requisite consent is received, the Notes will be pari passu with the Credit Facility upon the termination of such subsidiaries' guaranty.

  The defeasance and covenant defeasance provisions of the Indenture described under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes.

OPTIONAL REDEMPTION

  The 2007 Notes and the 2027 Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus
     basis points in the case of the 2007 Notes and        basis points in the
case of the 2027 Debentures, plus in the case of each of clauses (i) and (ii) accrued interest to the date of redemption. The Notes are not subject to any mandatory sinking fund.

  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Note or Debenture that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2007 Notes and the 2027 Debentures, as the case may be. "Independent Investment Banker" means Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means (i) Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

  Holders of 2007 Notes and 2027 Debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

  Unless the Company defaults in payment of the redemption price, on or after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

  The 2007 Notes and the 2027 Debentures will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company, the Depositary. The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (the "Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through, or maintain a custodial relationship with, a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to the Depositary and its Participants are on file with the U.S. Securities and Exchange Commission.

  Purchases of the Notes within the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Notes except in the event that use of the book-entry system for the Notes is discontinued.

  To facilitate subsequent transfers, all Notes deposited by Direct Participants with the Depositary will be registered in the name of Cede & Co. The deposit of the Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, redemption premium, if any, and interest payments on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of the Depositary, the Underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest to the Depositary is the responsibility of the Company or the respective trustees. Disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants. Registered Global Securities will settle in immediately available funds in the secondary trading market. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

  The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, Notes certificates are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes certificates will be printed and delivered.

  The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

  The information contained herein under the caption "Description of Notes-- Book-Entry System" concerning the Depositary and the Depositary's book-entry system has been obtained from the Depositary. Neither the Company, the Trustee nor the Underwriters, dealers or agents take responsibility for the accuracy or completeness thereof.

THE TRUSTEE

  The Notes will be issued under an Indenture entered into by and between the Company and Bank of Montreal Trust Company, as Trustee (the "Trustee"). Harris Trust and Savings Bank, an affiliate of the Trustee, acts as the Company's transfer agent and registrar, and acted as exchange agent in connection with the Hearst Transaction.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation is acting as representative (the "Representative"), have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the
Notes:

                                                      PRINCIPAL
                                                       AMOUNT   PRINCIPAL AMOUNT
                                                       OF 2007      OF 2027
                     UNDERWRITER                        NOTES      DEBENTURES
                     -----------                      --------- ----------------
Credit Suisse First Boston Corporation...............  $            $
J.P. Morgan Securities Inc...........................
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated....................................
                                                       -------      -------
     Total...........................................  $            $
                                                       =======      =======

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representative that the Underwriters propose to offer the 2007 Notes and the 2027 Debentures to the public initially at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession
of   % of principal amount per 2007 Note and   % of principal amount per 2027
Debenture. The Underwriter and such dealers may allow a discount of   % of
principal amount per 2007 Note and % of principal amount per 2027 Debenture on sales to certain other dealers. After the initial public offering, the public offering prices and concessions and discounts to dealers may be changed by the Underwriters.

  The 2007 Notes and the 2027 Debentures are each a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to act as market makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making in either the 2007 Notes or 2027 Debentures at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Representative, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

  From time to time certain of the Underwriters or their affiliates engage in transactions, including commercial banking and investment banking transactions, with and perform services for the Company and its affiliates in the ordinary course of business, for which they have received and will continue to receive customary fees. In addition, in the ordinary course of business the Underwriters may actively trade securities of the Company for such Underwriter's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. For its advisory services to the Company in connection with the Hearst Transaction, the Company paid Merrill Lynch a fee of $2.1 million, reimbursed Merrill Lynch for its out-of-pocket expenses and agreed to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Argyle Television Investors, L.P., the Company's largest stockholder prior to the Hearst Transaction, the Company paid Credit Suisse First Boston Corporation a fee of $800,000, reimbursed Credit Suisse First Boston Corporation for its out-of-pocket expenses and agreed to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. For its advisory services to Hearst in connection with the Hearst Transaction, Hearst paid J.P. Morgan Securities Inc. a fee of $1.5 million, reimbursed J.P. Morgan Securities Inc. for its out-of-pocket expenses and agreed to indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. The Company reimbursed Hearst for amounts paid to J.P. Morgan Securities Inc.

  Merchant GP, Inc., Credit Suisse First Boston Fund Investments 1995, L.P. and Credit Suisse First Boston Fund Investments 1994, L.P., each an affiliate of Credit Suisse First Boston Corporation, (collectively, the "CSFB Funds") collectively beneficially own 4.2% of the Company's Series A Common Stock and are parties to a Registration Rights Agreement with the Company and certain other holders of the Company's Series A Common Stock providing the CSFB Funds and such other holders with piggyback registration rights with respect to any proposed offering of the Company's Series A Common Stock for cash through a firm commitment underwriting sought by the Company, and, subject to certain limitations and conditions, with the right to require the Company to register for distribution through a firm commitment underwriting of all or any portion of the Company's Series A Common Stock issued to them in the Hearst Transaction. The CSFB Funds have advised the Company that they intend to include in the Common Stock Offering the 351,218 shares of Series A Common Stock that they hold in the aggregate.

  Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., acts as the documentation agent and a lender under the Company's Credit Facility, for which it has received and will continue to receive customary fees. It is expected that Morgan Guaranty Trust Company will receive approximately $57.7 million of repayment under the Credit Facility from the net proceeds of the Offerings. The Company believes it is in compliance under the terms of the Credit Facility. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Therefore, this offering is being conducted pursuant to Rule 2710 (c)(8) of the NASD Conduct Rules which establishes certain procedural safeguards in connection with offerings in such circumstances in which NASD member firms intend to participate and where more than 10% of the offering proceeds are to be paid to them or their affiliates. See "Use of Proceeds." The decision of J.P. Morgan Securities Inc. to underwrite the Offerings was made independently of Morgan Guaranty Trust Company of New York, which had no involvement in determining whether or when to underwrite the Offerings or the terms of the Offerings. J.P. Morgan Securities Inc. will not receive any benefit from the Offerings other than its respective portion of the underwriting discounts and commissions payable by the Company.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATION OF PURCHASERS

  Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this Debt Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian Legislation.

        CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under "The Company" and "Recent Developments," and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Prospective purchasers should understand that the following important factors, in addition to those discussed elsewhere in this Prospectus Supplement and in the documents that are incorporated by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by the Company; future regulatory actions and conditions in the television stations operating areas; the possibility that currently unanticipated difficulties may arise in integrating the operations of the Company's predecessors; and, competition from others in the broadcast television markets served by the businesses.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
The Company................................................................  S-3
Recent Developments........................................................  S-5
Use of Proceeds............................................................  S-7
Capitalization.............................................................  S-8
Selected Unaudited Pro Forma Financial Data................................  S-9
Selected Financial Data of Argyle.......................................... S-12
Selected Financial Data of the Hearst Broadcast Group...................... S-15
Description of Notes....................................................... S-17
Underwriting............................................................... S-21
Notice to Canadian Residents .............................................. S-22
Cautionary Statement Concerning Forward-Looking Statements................. S-23
                                PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    4
Use of Proceeds............................................................    5
Ratio of Earnings to Fixed Charges.........................................    6
General Description of Securities and Risk Factors.........................    7
Description of Debt Securities.............................................    7
Description of Capital Stock...............................................   17
Plan of Distribution.......................................................   21
Legal Matters..............................................................   22
Experts....................................................................   22

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                                  [LOGO]

                               $

                    % Senior Notes Due            , 2007

                               $

                     % Debentures Due            , 2027

                             PROSPECTUS SUPPLEMENT

                        CREDIT SUISSE FIRST BOSTON

                            J.P. MORGAN & CO.

                           MERRILL LYNCH & CO.

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